February 22, 2017

Dear Simon:

We are pleased to extend this offer of employment to you. This offer is contingent upon the following: (1) the appointment of you to the position of Chief Financial Officer by the full Board of Directors of PAREXEL International Corporation; (2) your signing the enclosed Key Employee Agreement and Relocation Agreement; and (3) satisfactory completion by PAREXEL of all reference and background checks.

You will be employed by PAREXEL’s US entity and will be subject to US terms and conditions of employment. Your title will be Senior Vice President and Chief Financial Officer, and you will report to Josef H. von Rickenbach, Chairman and Chief Executive Officer. Your first day of employment at PAREXEL will be on a date to be determined. Upon hire, you will be a member of the Company’s Business Review Committee (BRC). Your primary work location will be the Company’s Waltham, Massachusetts office, and you will be required to travel to other Company locations in your role. Your annualized base salary of $475,000 will be paid on a semi-monthly basis in the amount of $19,791.67. Generally, the Company reviews each employee's performance on an annual basis. Your first review date will be in November 2018.  Such reviews do not guarantee any increase in compensation or benefits. You will receive a Change of Control/Severance Agreement, which is enclosed with this letter.

You will receive a sign-on bonus in the total gross amount of $500,000, payable in two installments, each in the total gross amount of $250,000. The first installment will be payable in the first payroll period following the start of your employment. The second installment will be payable in the first payroll period following July 1, 2018. Each installment payment will be subject to the usual Federal and state tax withholdings, as well as to the Federal supplemental tax rate in effect at that time. You must be employed at the time of each installment payment to be eligible to receive each payment. Should you resign your employment with PAREXEL or be terminated for “Cause”, as defined below, within twelve (12) months of either payment, you will be required to repay the applicable installment payment(s) in full.

You will be eligible to participate in the Company’s Management Incentive Plan (MIP) subject to the terms and conditions of MIP then in effect. Your target percentage under MIP will be 60% of your base salary. The actual amount may be higher or lower based on actual performance against metrics and prorated for partial years. Under the current MIP for FY17, payment is based on a combination of Corporate and SBU metrics (80%) and Individual Objectives (20%), and is otherwise subject to the terms and conditions of the MIP. A copy of the FY2017 MIP document is enclosed with this letter.

A recommendation will be made to the Compensation Committee of the Board of Directors of PAREXEL International Corporation (Compensation Committee) that you be awarded $800,000 in restricted shares of PAREXEL International Corporation’s Common Stock which will vest in accordance with, and otherwise be subject to, the provisions set forth in the applicable restricted stock agreement, which you must execute in order to accept any such award, and the applicable stock plan.  The Company is quoted on the NASDAQ National Market under the symbol “PRXL.”

A recommendation will be made to the Compensation Committee for an award of an option to purchase $800,000 worth of shares of PAREXEL’s Common Stock, at an exercise price equal to the fair market value per share of PAREXEL’s Common Stock on the date of grant in accordance with PAREXEL’s usual practice.  The option will vest and become exercisable in accordance with the provisions set forth in the applicable stock option agreement, which you must execute in order to accept any such award, and the applicable stock plan.

As a condition of this offer, you agree to establish residency within a reasonable commuting distance to PAREXEL’s Waltham, Massachusetts office and work full-time out of the Company offices in Waltham, Massachusetts. You will work out of the Waltham office as of your start date and agree to establish your residence within a reasonable commuting distance to the Company’s Waltham office within six months of your start date.  PAREXEL will provide you with relocation assistance in accordance with its policies and the enclosed Relocation Agreement. The specific relocation assistance provided to you is as follows:

•	A miscellaneous lump sum payment of US $12,000, which will be paid to you within one month of your start of employment with PAREXEL

◦	This amount is intended to help you with miscellaneous relocation expenses not covered by the policy

◦	The payment will be made to you by PAREXEL and is subject to the usual Federal and state tax withholdings

•	A SIRVA Relocation Consultant to help you with your move

•	Up to six months of temporary housing while you look for permanent housing

•	Cost of transportation of reasonable household and personal possessions from Sunningdale, England to the Waltham area; this will be arranged through SIRVA

◦	This includes pack, load and transport of goods and partial unpacking services; and

◦	Up to six months of storage

•
Up to $750 of costs associated with the purchase of a new home in the Waltham area including loan origination charge, application fees, underwriting fee, legal fees, deed recording fees, tax and title, title insurance, etc.

•	One way flight for you and your spouse and children for your relocation to the Waltham area

•	Tax preparation and tax return services

•	Transitional Car Rental

Relocation expenses may be subject to taxation.  Taxable relocation earnings will be grossed up for taxes based on your PAREXEL wages.  You are encouraged to seek personal financial and tax counsel to ensure you are prepared for your annual tax return filing and understand the implications of the relocation expenses and the benefits referenced in this offer letter.  Other than the lump sum payment referenced above, reimbursement will only be provided for those reasonable expenses that (a) are incurred and submitted in accordance with the policies of the Company and its relocation provider, as they may be amended, and (b) are incurred within one year following your start date.  All travel must be arranged through the Company’s travel office or other provider specified and approved by the Company.

Should you resign your employment with the Company or be terminated for “Cause” within 12 months of the date in which you establish residency in the Waltham area, you will be responsible for reimbursement of all relocation expenses paid on your behalf.   For the following 12 months you will be responsible for reimbursement of 50% of the relocation expenses paid on your behalf. This offer letter represents your repayment agreement to PAREXEL, and it must be signed and returned to the Company prior to the initiation of any relocation benefits. For purposes of this offer letter, “Cause” shall mean any of the following: (1) fraud or intentional dishonesty related to or that impacts the performance of your job duties;  (2) misappropriation of Company assets; (3) conviction of (whether or not subject to appeal), or the entering of a plea of nolo contendere to, a felony or any crime involving embezzlement, fraud, wrongful taking or misappropriation or theft or any other crime involving dishonesty; or (4) violation of Company policies, procedures, or other rules.  In each case, “Cause” shall be determined in good faith by the Company in its reasonable discretion.

In this position, you are eligible for twenty-four (24) days of Paid Time Off (PTO) in your first year, with additional vacation eligibility in future years based on your completed years of employment (up to a maximum of twenty-nine (29) days of PTO per year). Your PTO will accrue at a rate of 8 hours per pay period. PAREXEL offers seven (7) paid holidays and ten (10) days paid sick time. Please refer to PAREXEL’s policies for more information regarding PAREXEL’s paid leave benefits.

You will be entitled to participate in the benefit plans offered generally to U.S. employees, as well as benefits that may be offered from time to time to employees at your level. Eligibility for all Company-sponsored benefits is governed by the applicable plan documents. PAREXEL presently offers a benefits package including health, dental, vision, life and disability insurance designed to meet your personal and family needs. You may go to: www.USBenefits-PAREXEL.com (User Name: XXXXXXX; Password: XXXXXXX) for details on the benefits offered. The complete benefits program will be explained to you upon hire. Additionally, we offer the opportunity to participate in a 401(k) Savings Plan managed by Fidelity Investments. Company contributions are vested at a rate of 20% per year with full vesting at the completion of five (5) years of service. In your position, you will be entitled to participate in the PAREXEL International Nonqualified Deferred Compensation Plan currently in place for certain senior executives.

PAREXEL also offers an Employee Stock Purchase Plan (ESPP) to all regular employees working more than 20 hours/week enabling them to purchase shares of PAREXEL Common Stock at a discount through payroll deductions. Employees are eligible to enroll prior to the ESPP payment periods beginning in June and December. Eligibility for Company-sponsored benefits is governed by the applicable plan documents.

Within the two weeks prior to your start date, you will receive an email from us via Adobe-EchoSign, our third party vendor, with a request to complete a Personal Information Form on-line. We have partnered with Adobe-EchoSign to provide a secured and protected communication channel for the Personal Information Data.

After submitting the Personal Information Form, you will receive an emailed Welcome Packet of information from PAREXEL HR Shared Services. The packet includes more information about employee benefits, and a couple of forms that require your attention. Please follow the instructions provided within the packet and bring the specified documents with you on your first day of work.

As a condition of employment with PAREXEL, you are required to sign a Key Employee Agreement, a copy of which is enclosed with this letter. You will not be allowed to begin employment with the Company until PAREXEL has received a signed copy of the Key Employment Agreement.

This offer is contingent upon your eligibility to work in the United States immediately, and that you will not require any visa or support with US work authorization in order to start employment with PAREXEL. Included in your Welcome Packet you will find a listing of documents that are acceptable to the Department of Homeland Security, US Citizen and Immigration Services. Please be prepared to present the appropriate documents to our Human Resources Department on your first day of employment. A list of acceptable documents can be found at http://www.uscis.gov/i-9-central/acceptable-documents.

The foregoing describes the compensation and benefits being offered to you by PAREXEL, but is not a contract or guarantee of continued employment or employment for any particular period of time. At all times you will be an at-will employee, meaning that both you and PAREXEL are free to terminate your employment at any time, for any reason, with or without notice or cause.

Once again, Simon, we are pleased to extend this offer of employment and look forward to working with you as part of the PAREXEL Team. Please confirm your acceptance by signing where indicated below and returning as soon as possible. Your signature indicates your acceptance of this offer of employment and that you understand the terms of the employment relationship. This letter sets forth PAREXEL’s entire offer of employment and supersedes any other written or verbal discussions concerning terms of employment with PAREXEL.

Sincerely,

/s/ Josef H. von Rickenbach

Josef H. von Rickenbach
Chairman and Chief Executive Officer
PAREXEL International Corporation

I accept PAREXEL’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Simon Harford	February 25, 2017

Simon Harford	Date

Return a signed copy of this letter, Key Employee Agreement, Change of Control/Severance Agreement and Relocation Agreement by email to Michelle.Graham@parexel.com and Lisa.Rahilly@parexel.com, with originals to follow by mail.

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